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                                                                   Exhibit 10.7



Consulting Agreement (this "Agreement") made this 21st day of January 2003 between Wire One Technologies, Inc., a Delaware corporation having its principal office at 225 Long Avenue, Hillside, New Jersey 07205 (hereinafter "Wire One"), and Jonathan Birkhahn, 258 Riverside Drive, New York, New York 10025 (hereinafter "Consultant").

Whereas, Consultant is currently employed by Wire One as Executive Vice President Business Affairs and General Counsel under an agreement dated November 30, 2000, as amended July 30, 2002 (collectively, the "Employment Agreement");

Whereas, Consultant and Wire One have determined it to be in their mutual best interests to terminate the term of the Employment Agreement, simultaneous with the commencement of Consultant's engagement as a consultant.

Now Therefore, in consideration of their mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. Termination of Term of Employment Agreement; Commencement of Consultancy Term. (a) The term of the Employment Agreement (including in association therewith Consultant's appointment as Wire One' corporate secretary) shall terminate on January 31, 2003 (the "Employment Agreement Termination Date"). Consultant acknowledges that he shall not, either upon or otherwise by virtue of such termination, become entitled to receive any severance compensation of any nature whatsoever. (b) The term of Consultant's services under this Agreement (the "Consultancy Term") shall commence upon the day following the Employment Agreement Termination Date and shall, subject to Paragraph 5 below, terminate on November 30, 2003.

2. Services. Consultant shall assist Wire One's management and outside legal counsel in the administration of Wire One's legal and business affairs, including without limitation participation in (a) the preparation and drafting of commercial contracts, (b) transactions involving the acquisition or disposition of assets, (c) reporting and other compliance under the securities laws, (d) personnel and other labor matters and (e) management of litigation. Consultant shall be available to Wire One approximately 20 hours per week for his performance of services under this Agreement and shall devote first priority to his responsibilities to Wire One among all of his professional responsibilities.


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3.   Compensation. As compensation for Consultant's services under this
     Agreement, Wire One shall (a) pay Consultant a cash fee, with respect to each month of the Consultancy Term, in the amount of $11,500 per month (the "Cash Fee"), payable on the fifteenth day of each such month, and (b) permit Consultant to retain the stock options granted to his during his employment by Wire One, provided that the vesting of such stock options shall (to the extent based solely upon Consultant's continuing engagement hereunder) cease upon any termination of the Consultancy Term in accordance with Paragraph 5 below (it being understood that such vesting shall continue to the extent based upon Consultant's continuing service as a member of the Board of Directors of Wire One). Consultant's rights as an optionee shall continue to be governed by the terms of the associated stock option agreements currently in effect and the 2000 Stock Incentive Plan. Wire One shall, in addition to Consultant's compensation, reimburse Consultant for any reasonable expenses incurred by Consultant in the performance of his duties under this agreement, upon submission of evidence thereof reasonably satisfactory to Wire One.

4. Information; Work Product. From time to time as requested by Consultant, Wire One shall furnish to Consultant any information that is reasonably required to enable Consultant to perform his duties under this agreement. Consultant shall not disclose any confidential information furnished to his by Wire One unless, and then only to the extent that, such disclosure is legally required. Any compilation of data, work product, work of authorship and other materials created or produced by Consultant within the scope of his duties under this agreement shall be the sole and exclusive property of Wire One.


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5.   Consultant's Other Endeavors. Wire One acknowledges that Consultant plans to pursue employment or consultancy engagements by parties other than Wire One ("Other Endeavors") and that Consultant shall (subject to the final sentence of Paragraph 2 above) have the unrestricted right to pursue Other Endeavors, whether or not such Other Endeavor results in a conflict of interest with the interests of Wire One (a "Conflict"). If Consultant secures any Other Endeavor (of which Consultant shall promptly notify Wire One, for purposes of both this Paragraph 5 and of Paragraph 1 (b) above),
     (a) Consultant shall have the right to terminate the Consultancy Term effective upon at least ten days' prior written notice to Wire One (but not earlier than February 28, 2003) and (b) if Wire One reasonably determines that such Other Endeavor results in a Conflict, Wire One shall have the right to terminate the Consultancy Term effective upon at least ten days' prior written notice to Consultant. In the case of any such termination, the Cash Fee for the calendar month within which such termination becomes effective shall be adjusted pro rata to reflect the resulting partial calendar month of the Consultancy Term (it being understood that, if Consultant has already received payment of the full Cash Fee for such calendar month, Consultant shall refund to Wire One a pro rata portion thereof corresponding to the portion of such month remaining following the effective date of such termination).

6. Miscellaneous. This agreement is made in the State of New Jersey and shall be governed by New Jersey law. This agreement constitutes the entire agreement, and shall supersede any prior or contemporaneous agreement, oral or written, between the parties hereto regarding Consultant's services to Wire One as an employee or consultant following the Employment Agreement Termination Date (it being understood that the provisions of the Employment Agreement that survive the termination of the "Employment Period" thereunder shall remain in full force and effect) and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. The relationship of Consultant to Wire One is solely

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     that of independent contractor and nothing herein shall be deemed to place the parties in any other or different relationship, including but not limited to that of employer-employee, principal-agent, or as partners in a joint venture. This agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this agreement.


IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.



                               WIRE ONE TECHNOLOGIES, INC.

                               By: /s/
                                   -------------------------------------------



                               /s/
                               -----------------------------------------------
                                              Jonathan Birkhahn